UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2008

NEXTWAVE WIRELESS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51958	20-5361360
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

12670 High Bluff Drive San Diego, California 92130
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (858) 480-3100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 17, 2008, NextWave Wireless LLC, NextWave Wireless Inc., Avenue Capital Management II, L.P. (“Avenue Capital”), on behalf of its participating managed investment funds (collectively, the “Avenue Capital Funds”), and Sola Ltd (“Solus”), acting on behalf of its managed investment funds (collectively, the “Solus Funds”), entered into a commitment letter (the “Commitment Letter”) pursuant to which the Avenue Capital Funds committed to purchase up to $79 million in principal amount and the Solus Funds committed to purchase up to $26.26 million in principal amount of the senior-subordinated secured second lien notes (the “Notes” or the “Financing”) to be issued by NextWave Wireless LLC (the “Issuer”) under a note purchase agreement (the “Purchase Agreement”) to be entered into among the Issuer, NextWave Wireless Inc. (the “Company”) and certain Issuer subsidiaries, as guarantors, and the Avenue Capital Funds and Solus Funds, as purchasers.

At the closing of the Financing (the “Closing”), the Avenue Capital Funds and Solus Funds will acquire the Notes together with warrants to purchase 40 million shares of Company common stock at an exercise price of $.01 per share for an aggregate purchase price of $100 million. The net proceeds of the Financing will be used solely in connection with the ordinary course operations of the business of the Issuer and its subsidiaries and may not be applied to any acquisition of assets or businesses or other uses.

Interest on the Notes will be payable quarterly at a rate of 14% per annum through the issuance of additional Notes, and after the repayment of the Issuer’s existing senior secured notes due 2010 (the “First Lien Notes”), in cash. The Notes will mature on December 31, 2010. The Notes will be subordinated in right of payment to the First Lien Notes and will otherwise constitute senior obligations of the Issuer. The Company and certain Issuer subsidiaries will guarantee the repayment of the Notes on a senior subordinated basis, with the guarantees to be subordinated only to the First Lien Notes and to otherwise constitute senior obligations of the guarantors. The Notes will be secured by second priority liens on, and security interests in, the collateral securing the First Lien Notes, which consists of FCC licenses and spectrum leases held by certain Issuer subsidiaries, the capital stock of certain material Issuer subsidiaries, certain securities accounts, and proceeds of the foregoing.

The consummation of the Financing is conditioned on the holders of at least 75% of the Company’s Series A Senior Convertible Preferred Stock (the “Senior Preferred Stock”) irrevocably consenting to the Company’s consummation of asset sales in excess of $500 million in the aggregate and waiving the associated asset sales redemption rights contained in the Senior Preferred Stock certificate of designation. Absent such consent and waiver, the redemption rights would otherwise permit the holders of Senior Preferred Stock to demand redemption of their shares for an amount equal to 120% of the then-existing liquidation preference of the Senior Preferred Stock following the Company’s consummation of asset sales in excess of $500 million. All of the holders of the Senior Preferred Stock will be offered the opportunity to provide the requested consent and waiver, and those that do so, including Avenue Capital, Solus and their respective affiliates, will be entitled, at Closing, to exchange their Senior Preferred Stock for convertible senior-subordinated secured third lien notes of the Issuer (the “Exchange Notes”) in a

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principal amount equal to 120% of the liquidation preference of the Senior Preferred Stock so exchanged. The terms of the Exchange Notes will be substantially identical to the Notes, except that (a) the Exchange Notes (i) will mature on December 31, 2011, (ii) will bear interest at an annual rate equal to the dividend rate payable on the Senior Preferred Stock, payable in kind, or after repayment of the Notes, payable in cash at the election of the Issuer, (iii) will retain the same conversion features and price as the Senior Preferred Stock, (iv) will be subordinated in right of payment to both the First Lien Notes and the Notes, and (v) will be secured by a third lien on the collateral securing the First Lien Notes and the Notes, and (b) following repayment of the First Lien Notes and the Notes, all net proceeds of asset sales will be applied to the mandatory redemption of the Exchange Notes at a redemption price equal to the principal amount of the Notes and accrued and unpaid interest to the redemption date; provided that to the extent the Issuer’s cash and cash equivalents as of any redemption date (after giving effect to the redemption) is less than $15 million, the Issuer will be permitted to retain net proceeds from the applicable asset sale in an amount equal to such cash deficiency.

Following repayment of the First Lien Notes, the net proceeds realized from all asset sales will be applied to mandatory redemption of the Notes at a redemption price equal to the principal amount of the Notes, accrued and unpaid interest to the date of redemption, and a make-whole payment based on the present value of the interest payable on the Notes through maturity discounted to the redemption date at the then applicable U.S. Treasury rate plus .50%. In the event of a change of control of the Issuer, after giving effect to repayment of the First Lien Notes, the Issuer is required to offer to repurchase the Notes at a price equal to the principal amount of the Notes, accrued and unpaid interest to the date of repurchase, and a make-whole payment based on the present value of the interest payable on the Notes through maturity discounted to the repurchase date at the then applicable U.S. Treasury rate plus .50%.

The Notes will contain the following covenants:

•

The Issuer will not be permitted to refinance or amend or modify the terms of the First Lien Notes or to reissue any redeemed or repurchased First Lien Notes without the consent of the holders of 66-2/3% of the Notes;

•

The Issuer will be required (i) to enter into binding agreements to effect asset sales generating net proceeds of at least $350 million no later than March 31, 2009 (provided that the $150 million in sales of AWS licenses under binding agreements previously entered into by the Issuer will be included therein to the extent such sales are consummated prior to March 31, 2009) and (ii) to consummate such sales no later than six months following execution of such agreements, unless closing is delayed solely due to receipt of pending regulatory approvals. In the event the Issuer fails to satisfy the foregoing requirements, the Company will be required to issue to the holders of the Notes additional warrants to purchase an aggregate 10 million shares of Company common stock at a purchase price of $.01 per share; and

•

At least three weeks prior to the beginning of each fiscal quarter subsequent to the Closing, the Issuer must deliver to the Noteholders a detailed budget forecast of the Company and its subsidiaries on a consolidated basis for the six consecutive month period commencing on the first day of such fiscal quarter (or the fourth quarter of 2008 for the first such budget), each such detailed budget forecast to be consistent with the Closing Date Budget (as defined below) and in a form reasonably

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satisfactory to Avenue Capital (each a “Six-Month Budget”), and with respect to each such six-month period, shall provide the Noteholders a monthly report, as of the end of each month and within two business days of each month-end, indicating its actual cash balance as compared to the applicable month-end amount for such Closing Date Budget or Six-Month Budget, as applicable, and verifying that (i) its actual cash balance has not deviated in a negative amount from the related Closing Date Budget or Six-Month Budget, as applicable, by more than 10% for such date (the “Budget Condition”) and (ii) the Company has maintained at all times a minimum cash balance of at least $15 million (the “Minimum Balance Condition”). Failure by the Issuer to satisfy (A) the Minimum Balance Condition shall be an immediate event of default under the Notes and the First Lien Notes, (B) the Budget Condition as of any month-end shall result in the First Lien Notes and the Notes accruing interest at a default rate, (C) the Budget Condition (on a aggregate basis) for two consecutive month-ends shall be an event of default under the Notes and the First Lien Notes; provided, however, notwithstanding the foregoing, if the Named Business Condition (as defined below) is satisfied as of such month-end, the default rate shall continue to accrue but it shall not be an event of default under either the Notes or the First Lien Notes until such Budget Condition (on an aggregate basis) continues not to be satisfied for three consecutive month-ends, and (D) any part of the Named Business Condition as of month-end for two consecutive months (that is, two consecutive monthly reports shall indicate that the Issuer continues to provide cash or any other type of support for or to be a liable with respect to, any of the Named Businesses for which the Closing Date Budget or Six-Month Budget, as applicable, had indicated that such Named Businesses would no longer require any such resources), shall be an event of default under the Notes and the First Lien Notes. Notwithstanding the foregoing, the Issuer may exercise its right to cure any of the described breaches only once in any 360-day period. The affirmative vote of holders of at least 75% of the Notes will be necessary to waive any such default or to amend or modify such covenant.

The Purchase Agreement will, except as otherwise specified above, contain representations and warranties, affirmative and negative covenants and events of default that are substantially the same as the corresponding provisions of the First Lien Notes documentation, as amended.

The commitment of the Avenue Capital Funds and Solus Funds to consummate the Financing is subject to the satisfaction or waiver of certain conditions specified in the Commitment Letter prior to the Closing, including:

•

The Company shall have delivered to Avenue Capital and Solus of a final budget in form and substance reasonably acceptable to Avenue Capital (the “Closing Date Budget”) providing for identifiable cost reductions;

•

The board of directors of the Company shall have (i) appointed Michael Murphy, a Managing Director of AlixPartners, as the new interim Chief Administrative Officer and Chief Operating Officer of the Company with day-to-day responsibilities to manage the business operations of the Company, the Issuer and their respective subsidiaries, including without limitation, responsibility for monitoring compliance

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with, and oversight of, business activities in accordance with the Closing Date Budget and any applicable Six-Month Budget and the Asset Management Resolution (as defined below) as well as participation in overall strategic direction and decision making, in consultation with and reporting solely to the entire board of directors of the Company and to the Governance Committee on at least a bi-weekly basis and advising the executive management of the Company of current status and planned activities on a routine basis, and (ii) formed a Governance Committee of the board of directors of the Company (the “Governance Committee”), consisting of William Webster, Jack Rosen, Douglas Manchester and Robert Symington, which Governance Committee shall initiate a search for one or more persons to fill the roles of Chief Administrative Officer and Chief Operating Officer of the Company, with any such individual so appointed to be reasonably acceptable to Avenue Capital;

•

The board of directors of the Company shall have passed a resolution (the “Asset Management Resolution”) authorizing the retention of Lazard Freres & Co. and AlixPartners to work, under the direction of the Governance Committee, with the interim and/or permanent Chief Operating Officer and Chief Administrative Officer and the management of each of the Issuer and its applicable subsidiaries to meet the requirements set forth in the Closing Date Budget with respect to certain specified businesses of the Issuer and such subsidiaries (collectively, the “Named Businesses”), namely that within the timetables contemplated by the Closing Date Budget, each of such businesses shall no longer require cash or any other type of support from, or be a liability to, the Issuer, in any form (the “Named Business Condition”). Any disposition or liquidation of any of the Named Businesses will remain subject to the direction, review and approval by the Governance Committee, as delegatee of the Board of Directors;

•

The Company and Avenue Capital shall have entered into an agreement granting to Avenue Capital the right to nominate a director to the board of directors of the Company as soon as a vacancy arises, provided that such nominee shall be reasonably acceptable to the Governance Committee;

•	The consent to asset sales and waiver of redemption rights under the Senior Preferred Stock shall have been effected as described above;
•

The First Lien Notes shall have been amended to (i) permit the issuance of the Notes and the Exchange Notes, (ii) provide that all net proceeds of asset sales will be applied to repayment of the First Lien Notes, rather than being retained in a cash reserve account, (iii) permit the Company to incur a working capital line of credit of up to $25 million secured solely by accounts receivable and inventory of the Issuer and its subsidiaries on terms negotiated and approved by the Company’s chief operating officer and chief administrative officer and on customary and reasonable terms reasonably acceptable to the holders of the Notes, and (iv) include the budget covenant described above;

•	The Purchase Agreement and all other documentation pertaining to the Financing and the related transactions shall be satisfactory to Avenue Capital and Solus; and
•	Avenue Capital and Solus shall have received all opinions (including legal, fairness and solvency opinions) and other documents reasonably requested.

At the Closing, the Issuer will pay to Avenue Capital and Solus, in accordance with their

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pro rata share of the Notes, a commitment fee of $2.5 million and a structuring fee in the amount of $5 million. Further, in the event the Commitment Letter is terminated by the Company or the Issuer, the Issuer is obligated to pay to Avenue Capital and Solus a break-up fee of $7.5 million.

The Company and the Issuer have agreed that, for a period of 20 days from the execution of the Commitment Letter, they will not solicit, encourage others to solicit, encourage, accept or consider any other offers for debt or equity financings and will immediately terminate all prior discussions relating to such financings.

The Commitment Letter expires on October 8, 2008. If the Financing has not been consummated by that date, the commitments of the Avenue Funds and Solus Funds thereunder will automatically terminate, unless they agree to an extension.

Robert Symington, a portfolio manager with Avenue Capital, is a member of the Board of Directors of the Company. Avenue Capital-managed funds hold approximately $175 million in principal amount of the Issuer’s First Lien Notes, representing approximately 50% of such indebtedness, and 100,000 shares of the Company’s Senior Preferred Stock, representing approximately 28% of such preferred stock. Solus-managed funds hold 41,000 shares of the Company’s Senior Preferred Stock, representing approximately 12% of such preferred stock. The Finance Committee of the Board of Directors of the Company, all of the members of which were determined to be independent, reviewed and approved the terms of, and the participation of the affiliated investors in, the Financing. The Finance Committee’s approval of the Financing was conditioned upon, and subject to, the committee’s receipt prior to Closing of a fairness opinion pertaining to the Financing from a qualified independent financial advisor.

A copy of the press release dated September 17, 2008, announcing the Financing commitment and certain restructuring activities is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On August 7, 2008, the Company entered into a binding term sheet with existing shareholders for the issuance of junior convertible preferred stock in the amount of $100 million, subject only to reaching agreement on an operating budget, execution and delivery of definitive agreements and company corporate approvals. In connection with the approval of the Financing, the Finance Committee determined that it was not feasible or economically desirable to pursue the transactions contemplated by the preferred stock term sheet. Among other things, based on the Company’s current market price, the preferred stock offering would have represented approximately 100% dilution. Accordingly the Finance Committee has declined to approve or otherwise pursue the preferred stock term sheet.

The Company has requested from the NASDAQ Listing Qualifications Department a financial viability exception from compliance with certain Nasdaq Marketplace Rules that are applicable to the Financing. The NASDAQ’s Marketplace Rules require, among other things, listed companies to obtain shareholder approval prior to the sale or issuance of common stock in connection with: (i) equity compensatory arrangements for the benefit of directors and officers; (ii) other than a public offering, a transaction involving the sale, issuance or potential issuance by

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a listed company of common stock equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock; and (iii) a transaction that would result in a change in control of the listed company under the NASDAQ rules. The foregoing provisions would require that the Company secure shareholder approval prior to the issuance of the warrants to purchase Company common stock in connection with the Financing. A listed company may request an exception from compliance with these rules if delaying the transaction in order to seek shareholder approval would jeopardize its financial viability. In light of the Company’s immediate cash needs, as described below, the Company requested the financial viability exception in order to permit the Company to proceed with the Financing without receipt of prior shareholder approval. There, however, can be no assurance that the NASDAQ Listing Qualifications Department will grant the requested exception to the Company or as to the timing of such grant. In accordance with NASDAQ Marketplace Rule 4350(i)(2), the consummation of the Financing may be consummated no earlier than ten days after the Company mails to its shareholders a notice that the exception has been granted.

The Company projects that its available cash will be fully depleted during the week of October 6, 2008. There can be no assurance that the conditions to the purchase commitment of the Avenue Capital Funds and Solus Funds will be satisfied or that the Financing will be timely consummated. If the Company is unable to consummate the Financing or to obtain alternate financing prior to the date the Company’s cash balances are depleted, the Company will not be able to continue its operations in the normal course of business and may be forced to seek protection under U.S. bankruptcy law.

On September 16 and 17, 2008, three putative class action lawsuit were filed in the U.S. District Court for the Southern District of California against the Company and certain of its officers. The suits allege that the defendants made false and misleading statements and/or omissions in violation of Sections 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934. The suits seek unspecified damages on behalf of a purported class of purchasers of Company common stock during the period from March 30, 2007 to August 7, 2008. The Company believes that the allegations are without merit and plans to defend the actions vigorously.

Item 9.01.	Exhibits.

Exhibit No.
Exhibit 99.1	Press release, dated September 17, 2008, announcing receipt of the Financing commitment and certain restructuring activities.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NextWave has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2008

NEXTWAVE WIRELESS INC.

By:	/s/ Frank A. Cassou
Frank A. Cassou Executive Vice President-Corporate Development, Chief Legal Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.
Exhibit 99.1	Press release, dated September 17, 2008, announcing receipt of the Financing commitment and certain restructuring activities.

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